Exhibit 28 (d)(5)(a) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

6/29/20 – Name changed to Federated Hermes Equity Funds

1/1/04 - Adviser assigned to Federated Equity Management Company of Pennsylvania - -see assignment attached

Federated Equity Funds

Federated Kaufmann Fund

SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made between Federated Investment Management Company, a Delaware business trust (hereinafter referred to as "Adviser") and Federated Global Investment Management Corp., a Delaware corporation (hereinafter referred to as the "Sub-Adviser").

WITNESSETH:

That the parties hereto, intending to be legally bound hereby agree as follows:

1.       Sub-Adviser hereby agrees to furnish to Adviser in its capacity as investment adviser to the Federated Kaufmann Fund (the "Fund"), a portfolio of the Federated Equity Funds ("Trust"), such investment advice, statistical and other factual information, as may from time to time be reasonably requested by Adviser for the Fund which may be offered in one or more classes of shares ("Classes").

2.       For its services under this Agreement, Sub-Adviser shall receive from Adviser an annual fee, as set forth in the exhibit hereto.

The Sub-Adviser may from time to time and for such periods as it deems appropriate, reduce its compensation (and, if appropriate, assume expenses of the Fund or Class of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Sub-Adviser may, by notice to the Trust on behalf of the Fund, voluntarily declare to be effective.

3.       This Agreement shall begin for the Fund on the date that the parties execute an exhibit to this Agreement relating to such Fund and shall continue in effect for the Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire such continuation with respect to the Fund.

4.       Notwithstanding any provision in this Agreement, it may be terminated at any time without the payment of any penalty: (a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940 (the “Act”)) of the Fund on sixty (60) days' written notice to Adviser; (b) by Sub-Adviser or Adviser upon 120 days' written notice to the other party to this Agreement.

5.       This Agreement shall automatically terminate:

(a) in the event of its assignment (as defined in the Act); or

(b) in the event of termination of the Investment Advisory Contract for any reason whatsoever.

6.       So long as both Adviser and Sub-Adviser shall be legally qualified to act as an investment adviser to the Fund, neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Act) to the Fund except as provided herein and in the Investment Advisory Contract or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.

Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwilling to serve for a successive term which has been approved by the Trustees of the Trust pursuant to the provisions of Paragraph 3 of this Agreement or Paragraph 6 of the Investment Advisory Contract, the remaining party, Sub-Adviser or Adviser as the case may be, shall not be prohibited from serving as an investment adviser to such Fund by reason of the provisions of this Paragraph 6.

7.       This Agreement may be amended from time to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested persons, as defined in Section 2(a)(19) of the Act, of any such party at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Fund.

6/1/14 – See Amendment #1

Exhibit A

Federated Equity Funds

Federated Kaufmann Fund

Sub-Advisory Contract

For all services rendered by Sub-Adviser hereunder, Adviser shall pay Sub-Adviser a Sub-Advisory Fee equal to 1.175% of the average daily net assets of the above-mentioned portfolio. The Sub-Advisory Fee shall be accrued Daily, and paid Daily as set forth in the Primary Advisory Contract dated December 1, 2000.

This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers this 1st day of December, 2000.

Federated Investment Management Company

By: /s/ G. Andrew Bonnewell

Name: G. Andrew Bonnewell

Title: Vice President

Federated Global Investment Management Corp.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

6/29/20 –Name changed to Federated Hermes Kaufmann Fund

Amendment #1 to Exhibit A

Federated Equity Funds

Federated Kaufmann Fund

Sub-Advisory Contract

Effective June 1, 2014, for all services rendered by Sub-Adviser hereunder, Adviser shall pay Sub-Adviser a Sub-Advisory Fee equal to 1.066% of the average daily net assets of the above-mentioned portfolio. The Sub-Advisory Fee shall be accrued Daily, and paid Daily as set forth in the Primary Advisory Contract dated December 1, 2000.

This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers this 2nd day of June, 2015.

Federated Investment Management Company

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

Federated Global Investment Management Corp.

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

ASSIGNMENT of
INVESTMENT ADVISORY CONTRACT and
SUB-ADVISORY AGREEMENTS

Federated Equity Funds

THIS ASSIGNMENT is entered into as of January 1, 2004 by and between FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware statutory trust (“FIMC”), and FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA, a Delaware statutory trust (“FEMCOPA”).

WHEREAS, FIMC, then known as Federated Management, entered into an Investment Advisory Contract dated as of June 1, 1995 and an amendment thereto dated as of June 1, 2001 (collectively, the “Advisory Contract”) with Federated Equity Funds, a Massachusetts business trust (the “Trust”), including the Exhibits thereto making the Contract applicable to the following portfolios of the trust (the “Funds”):

Exhibit	Date	Fund
B	September 1, 1995	Federated Capital Appreciation Fund
E	September 1, 1999	Federated Technology Fund
(formerly Federated Communication Technology Fund)
G	December 1, 2000	Federated Kaufmann Fund
I	November 29, 2000	Federated Market Opportunity Fund
J	December 1, 2000	Federated Kaufmann Small Cap Fund

WHEREAS, FIMC has entered into Sub-Advisory Agreements with Federated Global Investment Management Corp., a Delaware corporation, with respect to certain of the Funds as follows:

Date	Fund
December 1, 2000	Federated Kaufmann Fund
December 1, 2002	Federated Kaufmann Small Cap Fund

WHEREAS, FIMC desires to assign to FEMCOPA its rights, duties and responsibilities with respect to each of the Funds under the Advisory Contract and under the aforementioned Subadvisory Agreements (together with the Advisory Agreement, collectively the “Contracts”), and FEMCOPA desires to accept such assignments from FIMC; and

WHEREAS, the Board of Trustees of the Trust has approved the assignment of the Contracts from FIMC to FEMCOPA;

KNOW ALL MEN BY THESE PRESENTS THAT:

In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FIMC does hereby assign to FEMCOPA all of its rights, duties and responsibilities with respect to the Funds named above under the Contracts described above, and FEMCOPA does hereby accept such assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.

FEDERATED INVESTMENT MANAGEMENT COMPANY	FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA

By: /s/ G. Andrew Bonnewell	By: /s/ Keith M. Schappert
Name: G. Andrew Bonnewell	Name: Keith M. Schappert
Title: Vice President	Title: President

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, dated as of June 1, 2017, that Federated Equity Funds, a business trust duly organized under the laws of the Commonwealth of Massachusetts (the “Trust”), does hereby nominate, constitute and appoint Federated Equity Management Company of Pennsylvania, a statutory trust duly organized under the laws of the state of Delaware (the "Sub-Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Trust, acting on behalf of each of the series portfolios of the Trust for which the Sub-Adviser provides advisory services and acts as sub-investment adviser as of the date of this limited power attorney and for such series portfolios that may be established by the Trust in the future from time to (each such series portfolio being hereinafter referred to as a "Fund" and collectively as the "Funds"), for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Sub-Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Trust in accordance with Sub-Adviser's supervision of the investment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Sub-Adviser as sub-investment adviser of each Fund under that certain subadvisory agreement dated December 1, 2000 by and between the Sub-Adviser and the Trust (such subadvisory agreement, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Subadvisory Agreement").

The Sub-Adviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Sub-Adviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Trust hereby ratifies and confirms as good and effectual, at law or in equity, all that the Sub-Adviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Sub-Adviser to act or assume responsibility for any matters referred to above or other matters even though the Sub-Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Subadvisory Agreement, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Sub-Adviser under the terms of the Subadvisory Agreement or (iii) exonerate, relieve or release the Sub-Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Sub-Adviser (x) under the terms of the Subadvisory Agreement or (y) at law, or in equity, for the performance of its duties as the sub-investment adviser of any of the Funds.

The Trust hereby agrees to indemnify and save harmless the Sub-Adviser and its Trustees, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Sub-Adviser herein to act on behalf of the Trust, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Sub-Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Sub-Adviser herein to act on behalf of the Trust, or the taking of any action under or in connection with any of the foregoing. The obligations of the Trust under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Sub-Adviser on behalf of the Trust during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Sub-Adviser in its capacity as agent or attorney-in-fact of Trust acting on behalf of any other Fund hereunder.

Any person, partnership, corporation or other legal entity dealing with the Sub-Adviser in its capacity as attorney-in-fact hereunder for the Trust is hereby expressly put on notice that the Sub-Adviser is acting solely in the capacity as an agent of the Trust and that any such person, partnership, corporation or other legal entity must look solely to the Trust in question for enforcement of any claim against the Trust, as the Sub-Adviser assumes no personal liability whatsoever for obligations of the Trust entered into by the Sub-Adviser in its capacity as attorney-in-fact for the Trust.

Each person, partnership, corporation or other legal entity which deals with a Fund of the Trust through the Sub-Adviser in its capacity as agent and attorney-in-fact of the Trust, is hereby expressly put on notice (i) that all persons or entities dealing with the Trust must look solely to the assets of the Fund of the Trust on whose behalf the Sub-Adviser is acting pursuant to its powers hereunder for enforcement of any claim against the Trust, as the Trustees, officers and/or agents of such Trust, the shareholders of the various classes of shares of the Trust and the other Funds of the Trust assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Trust, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from those of any other Fund of the Trust.

The execution of this Limited Power of Attorney by the Trust acting on behalf of the several Funds shall not be deemed to evidence the existence of any express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Sub-Adviser pursuant to the power or authority granted to the Sub-Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund of the Trust on whose behalf the Sub-Adviser was acting pursuant to the authority granted hereunder.

The Trust hereby agrees that no person, partnership, corporation or other legal entity dealing with the Sub-Adviser shall be bound to inquire into the Sub-Adviser's power and authority hereunder and any such person, partnership, corporation or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Trust that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Subadvisory Agreement between the Trust and the Sub-Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Trust at any time provided that no such revocation or termination shall be effective until the Sub-Adviser has received actual notice of such revocation or termination in writing from the Trust.

This Limited Power of Attorney constitutes the entire agreement between the Trust and the Sub-Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Sub-Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Trust.

This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. Without limiting any other authority expressly granted hereunder, for purposes of Pennsylvania law, this Limited Power of Attorney shall be deemed to constitute a power used in a commercial transaction which authorizes an agency relationship which is exclusively granted to facilitate transfer of stock, bonds and other assets and which may be exercised independently of any other agent designated by the Trust and includes, but is not limited to, the power to engage in stock, bond and other securities transactions as specified by 20 Pa.C.S. § 5603(k). The authority granted to the Sub-Adviser by this Limited Power of Attorney may be delegated by the Sub-Adviser to one or more successor agents or subadvisors, or to other persons the Sub-Adviser in its sole discretion determines are appropriate or necessary. If any provision hereof, or any power or authority conferred upon the Sub-Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Sub-Adviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Trust when the Trust shall have executed at least one counterpart and the Sub-Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Trust and the Sub-Adviser will execute sufficient counterparts so that the Sub-Adviser shall have a counterpart executed by it and the Trust, and the Trust shall have a counterpart executed by the Trust and the Sub-Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.

Federated Equity Funds

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Accepted and agreed to this June 1, 2017

Federated Equity Management Company of Pennsylvania

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President